Exhibit 4.17

Consulting Service Agreement

This Consulting Service Agreement (the “Agreement”) is made and entered into as of June 28, 2019 in Beijing, PRC by and between:

(1)

Rise Education International Limited, a limited liability company duly organized and existing under the laws of the Hong Kong Special Administrative Region (“Hong Kong”), whose mailing address is at 21/F, CHINACHEM TOWER, 34-37 CONNAUGHT ROAD CENTRAL, HK (“Service Provider”).

(2)

Rise (Tianjin) Education Information Consulting Company Limited（瑞思（天津）教育信息咨询有限公司）, a limited liability company duly organized and existing under the laws of People’s Republic of China (“PRC”, solely for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan), whose mailing address is at Room C209, C210, C213, C214, C217, C218, 2/F, Building 1, NO.8 Huanhe West Road, Airport Economic Zone, Tianjin, PRC (“Service Recipient”).

Service Recipient and Service Provider are collectively referred to as the “Parties” and each as a “Party”.

Whereas:

(A)

Service Provider is a company focusing on the development and application of interactive teaching methods, capable of providing valuable and sophisticated educational service solutions to educational institutions and teachers, in order to help students make progress in their studies in reading, languages, arts, mathematics, social studies and science;

(B)

Service Recipient, as a company with adequate financial and other resources in the field of English teaching and training for children, wishes to receive consulting and supporting services in the field of interactive education solutions and Service Provider wishes to provide such services in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, through friendly consultations, the Parties hereby agree as follows:

1.	Scope of Services

Service Provider shall provide the following strategic consulting services (the “Services”), in Hong Kong, to the Service Recipient in accordance with the terms and conditions of this Agreement during the term of this Agreement:

The strategic consulting services provided by Service Provider to Service Recipient shall consist primarily of consulting services with respect to strategic planning on curriculum products and strategic consultation on curriculum products.

Consulting services with respect to strategic planning on curriculum products primarily include the following:

•	providing quantitative analysis, which is comprehensive and objective, of the competition landscape in the curriculum products by using competition analysis models for similar curriculum products;

•

conducting detailed surveys on competitive curriculum products, analyzing their strengths and weaknesses, and summarizing the lessons learnt from the success or failure of similar curriculum products to avoid repeating the mistakes;

•	conducting benchmarking analysis on the top curriculum products within and outside the industry;

•	analyzing the key success factors of curriculum products, and finding out the factors driving the upgrading of curriculum products;

•

analyzing the competitive strengths, weaknesses, competition opportunities and threats of the curriculum products of Service Recipient to determine the core resources and capabilities of such curriculum products;

•

defining the mission, vision and values of Service Recipient and, on this basis, defining the business scope and territorial scope of its curriculum products, defining the research and development areas relating to curriculum products, and determining the portfolio model of curriculum products;

•

analyzing the feasibility of the diversification of curriculum products, determining strategic decisions on the diversification of and professional improvements in curriculum products, based on business synergies;

•

developing the strategies and objectives for developing alternative curriculum products, and determining strategic decisions on the entry of or exit from certain markets of curriculum products and the detailed action plans;

•	planning detailed strategies on curriculum products and forming strategic decision-making systems relating to curriculum products;

•	developing detailed plans for the implementation of strategies as well as monitoring and control methodologies relating to curriculum products;

•	conducting strategic risk analysis of curriculum products and making recommendations for risk prevention.

Strategic consultation services relating to curriculum products primarily include the following:

•

providing seminars and strategic training on teaching, research and development strategies for senior teaching and research staff of Service Recipient to enhance the awareness and ability of senior staff’s academic strategic management;

•

assisting Service Recipient in the decomposition of the implementation of product strategies and assisting in the formulation of Service Recipient’s strategic plans on relevant product divisions based on full understanding of Service Recipient’s product strategies;

•

developing financial budgets for tier 2 entities and functional departments based on the strategic plans of Service Recipient and its relevant departments, and developing next year’s indicators and detailed implementation plans;

•	assisting Service Recipient in developing the respective product implementation KPIs (Key Performance Indicators) to ensure the effective implementation of its strategic plans;

•	assisting Service Recipient in organizing consultation meetings on product strategies, including preparation of meeting logistics and materials, on-site organization and post-meeting follow-up checks;

•

assisting Service Recipient in the establishment of its product strategy management system, including product strategy planning process and product strategy implementation process as well as policies and procedures, through consultation meetings on product strategies, to form a complete cycle of product strategy management.

2.	Service Fee

Service Recipient shall pay to Service Provider the service fee (“Service Fee”) (inclusive of all applicable taxes) in accordance with Schedule 1 for the Services. To facilitate the operation of Service Recipient, in the event that Service Recipient incurs losses, Service Provider may agree to waive the obligations of Service Recipient to pay Service Fee to Service Provider.

3.	Intellectual Property

All rights and benefits of intellectual property created or derived from the performance of this Agreement, including but without limitation, copyrights, patents, rights to apply for patents, trademarks, rights to apply for trademarks, software, know-how, technology data and commercial secrets, regardless of whether being developed or created by Service Provider or/and Service Recipient, shall exclusively and solely belong to Service Provider.

4.	Representations and Warranties

4.1	Service Provider hereby represents and warrants to Service Recipient as follows:

4.1.1	Service Provider is a limited liability company duly organized and existing under the laws of Hong Kong.

4.1.2

Service Provider has legal rights to execute and perform this Agreement. The execution and the performance of this Agreement are in compliance with the articles of association or other constitutional documents of Service Provider. Service Provider has obtained all necessary and appropriate approval and authorization to execute and perform this Agreement.

4.1.3

The execution and the performance of this Agreement by Service Provider will not violate any provisions of laws and regulations, governmental approvals, authorization, notification, or any other regulatory documents binding or affecting Service Provider, and will not violate its any agreement with or commitment to any third party.

4.1.4	This Agreement constitutes legal, valid and binding obligations of Service Provider.

4.2	Service Recipient hereby represents and warrants to Service Provider as follows:

4.2.1	Service Recipient is a limited liability company duly organized and existing under the laws of PRC.

4.2.2

Service Recipient has legal rights to execute and perform this Agreement. The execution and the performance of this Agreement are in compliance with the articles of association or other constitutional documents of Service Recipient. Service Recipient has obtained all necessary and appropriate approval and authorization to execute and perform this Agreement.

4.2.3

The are in compliance with and the performance of this Agreement by Service Recipient does not violate any provisions of laws and regulations, governmental approvals, authorization, notification, or any other regulatory documents binding or affecting Service Recipient, and does not violate its any agreement with or any commitment to any third party.

4.2.4	This Agreement constitutes legal, valid and binding obligations of Service Recipient.

5.	Confidentiality

The Parties covenant and confirm that any communications and information relating to this Agreement between the Parties orally or in writing shall be confidential information. Neither Party may disclose any confidential information of the other Party without prior writing consent from the other Party, except that: (a) relevant information has been made public not as a result of the fault or the disclosure of the information recipient; (b) disclosure is required under applicable laws or regulations or rules of securities regulators; or, (c) information relating to the transactions under this Agreement is disclosed to the legal or financial advisers of either Party who are bound by the confidentiality obligations similar to the obligations under this provision. Any employees of one Party disclosing any confidential information shall be deemed as the Party disclosing confidential information and such Party shall be liable for any breach of contract under this Agreement. This Article 5 shall survive the termination of the Agreement.

6.	Effectiveness and Term of this Agreement

This Agreement shall be executed and effective as of the date set forth above in this Agreement. The term of this Agreement shall be five years. This Agreement shall be renewed automatically for another five years upon expiration unless a Party notifies in writing the other Party of the termination within thirty days prior to the expiration. This Agreement may be terminated in advance through friendly consultations by the Parties.

7.	Indemnification

Service Recipient shall indemnify Service Provider for any liability arising from services provided by Service Provider in accordance with this Agreement or the requirements of Service Recipient, including but not limited to, any damages or losses due to litigation, accusation, arbitration or petition instituted by any third party, or, any administration investigation or penalty or sanction. Notwithstanding the foregoing, Service Recipient will not indemnify Service Provider for any damages or losses resulting from Service Provider’s willful misconduct or gross negligence.

8.	Governing Laws and Disputes Settlement

8.1.

The conclusion, effectiveness, interpretation, performance, modification and termination of this Agreement and the settlement of disputes under this Agreement shall be governed by and interpreted in accordance with PRC laws.

8.2.

The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultations. In the event that no settlement can be reached through consultations within 30 days of the date of notification requesting such consultation given by one Party to the other Party, such dispute shall be submitted to China International Economic and Trade Arbitration Commission, Beijing Headquarter (“CIETAC”) for arbitration. The arbitration proceedings shall be conducted in Beijing in [Chinese] pursuant to CIETAC’s then effective arbitration rules. The arbitration tribunal shall consist of three arbitrators. The applicant(s), on one hand, and the respondent(s), on the other hand, shall each designate an arbitrator, and the Parties shall jointly designate the third arbitrator. The arbitral award shall be final and binding upon the Parties.

8.3.	During the period when a dispute is being resolved, the Parties shall continue to perform this Agreement in all respects other than the issue(s) under dispute.

9.	Payment

Unless otherwise expressly stated, each payment to be made to the Service Provider under this Agreement shall be made in the People’s Republic of China RMB Yuan. Service Recipient shall transfer the relevant amount into the relevant account on the date the payment is due for value and in immediately available funds. The account for the payment is:

Account Name: RISE EDUCATION INTERNATIONAL LTD

Bank Address: HONG KONG 1 QUEENS ROAD CENTRAL

Account Number: 848-583373-274

Swift Code: HSBCHKHH

Payment under this Agreement may be made to such other account as the Service Provider shall, not less than three business days before the date that payment is due, have specified by giving notice to Service Recipient for the purpose of that payment.

10.	Notice

Notices, claims, certificates, requests, requirements and all other communications permitted or required to be given under this Agreement shall be in writing and shall be delivered to the other Party by hand delivery, fax, or, normal postage prepaid mails; if delivered by hand delivery, the time of actual delivery shall be deemed as “delivery”; if through fax, the date of receiving the confirmation of fax delivery shall be deemed as “delivery”; if through normal postage prepaid mails, notices, claims, certificates, requests, requirements and all other communications permitted or required to be given under this Agreement shall be deemed to have been delivered on the fifth day after dispatch of the mail; Each Party’s address for delivery is as follows:

If to Service Provider: Rise Education International Limited

Address: 21/F, CHINACHEM TOWER, 34-37 CONNAUGHT ROAD CENTRAL, HK

Attention: Sun Yi Ding

If to Service Recipient: Rise (Tianjin) Education Information Consulting Company Limited

Address: Room C209, C210, C213, C214, C217, C218, 2/F, Building 1, NO.8 Huanhe West Road, Airport Economic Zone, Tianjin, PRC

Attention: Sun Yi Ding

11.	Others

11.1	Neither Party has the right to assign the rights and obligations arising from this Agreement without prior written consent of the other Party.

11.2

The conclusion and the performance of this Agreement shall not be deemed as the relationship of joint venture or partnership between the Parties or cause one Party to be liable for the other Party’s action or omission, or cause one Party to become the agent for the other Party. Neither Party has the right to represent the other Party as its agent, or act in the name of the other Party, or bind the other Party through other methods beyond this Agreement.

11.3

If any provision of this Agreement is held invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

11.4	Notwithstanding anything contained herein, this Agreement may not be amended or modified unless agreed by both Parties in writing.

11.5

This Agreement is written in English and signed in two (2) original copies and each Party hereto shall hold one original copy. Both original copies shall have the same legal effect. However, it is understood that a Chinese version of this Agreement shall be executed for the purpose of tax and foreign exchange clearance. Both this Agreement and that Chinese version agreement are valid and binding upon each Party hereto and thereto. In the case of any conflicts between this Agreement and that Chinese version, this Agreement shall prevail.

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This Agreement is entered into by the duly authorized representatives of the Parties as of the date set forth above. Each Party shall be bound by this Agreement.

Rise Education International Limited] (Seal)

By:	/s/ Sun Yi Ding
Name:	Sun Yi Ding
Title:	Director

Rise (Tianjin) Education Information Consulting Company Limited (Seal)

By:	/s/ Sun Yi Ding
Name:	Sun Yi Ding
Title:	Legal Representative

Signature Page of the Consulting Agreement between WFOE and HK Co.

SCHEDULE 1

Service Fees

During the term of this Agreement, Service Recipient shall pay to Service Provider the Service Fee on a quarterly basis. The amount of the Service Fee shall be the sum of Service Provider’s actual cost incurred for providing the Services described in this Agreement plus a mark-up at a percentage as agreed upon between both Parties and confirmed by a letter of confirmation substantially in the form attached hereto.

Service Recipient shall pay the Service Fee in accordance with the written payment instructions of Service Provider.

Annex 1 – Form of the Letter of Confirmation on the Amount of Service Fee

Letter of Confirmation on the Amount of Service Fee

Reference is made to the Consulting Service Agreement (the “Agreement”), dated as of June 28, 2019, by and between Rise Education International Limited (“Service Provider”) and Rise (Tianjin) Education Information Consulting Company Limited (“Service Recipient”).

Pursuant to Section 2 and Schedule 1 of the Agreement, Service Provider and Service Recipient agree that the amount of the Service Fee for the [●] quarter of 20[●] shall be the sum of Service Provider’s actual cost incurred during the quarter plus a mark-up of [●]%. Such Service Fee shall amount to RMB[●].

The above-referenced Service Fee shall be paid by Service Recipient to the account designated by Service Provider not later than [Date] in accordance with the written payment instructions of Service Provider.

Rise Education International Limited	Rise (Tianjin) Education Information Consulting Company Limited

Name:	Name:
Title:	Title:

Date: